Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – December 15, 2005

CHARLES WESTLING NAMED CHIEF EXECUTIVE OFFICER OF DATALINK;
GREG MELAND APPOINTED CHAIRMAN

Strategic realignment of executives designed to benefit operational, financial growth

MINNEAPOLIS – December 15, 2005 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, today announced that Charles Westling, 46, currently president and chief operating officer of the company, has been promoted to chief executive officer, effective immediately. Westling has also been nominated to join Datalink’s board of directors.  Greg Meland, 52, currently chief executive officer, has been named chairman.  Greg will succeed Robert Price, who remains on the board of directors.

As CEO, Westling will be responsible for Datalink operational planning, implementation of business plans and overall company growth.  Westling joined Datalink in January 2002 as vice president of business development.  He was appointed president and chief operating officer in 2003.  During his tenure, Westling has forged and strengthened relationships with key technology providers, focused Datalink on enterprise-level accounts and enhanced the company’s strategic selling approach.

“I am honored to serve as the new leader of Datalink and appreciate the confidence the board and Greg have in me,” stated Westling.  “As CEO, my goal will be to maximize the value we deliver to our customers, shareholders and partners.  I am optimistic about where we are as a company today and where our prospects lie. I look forward to working with our talented team of employees to build on the strong foundation we have in place and drive greater growth and success.”

Meland joined Datalink in 1991 and has served as chief executive officer since 1993.  During Meland’s tenure, Datalink has evolved from a small privately held company to become a publicly-held company that is a leading independent information storage architect. Datalink has previously issued guidance for revenues of $108 to $112 million for the year ending December 31, 2005.  As chairman, Meland will lead Datalink’s efforts on new strategic opportunities such as acquisitions and strategic partnerships and continue to work with Westling and the Datalink team to effectively grow Datalink’s business especially in the areas of customer and vendor relationships.

“I look forward to continuing to serve Datalink in my new role as chairman,” said Meland.  “As an ongoing board member and participating member of Datalink’s senior management team, I will remain actively involved in Datalink. We see tremendous opportunity for growth. The best way to pursue these opportunities is to align the company’s executives in a way that capitalizes on each of our strengths. The company has evolved and is at a point where it’s advantageous for Charlie to be responsible for planning and managing the business, giving me the ability to refocus my efforts to strategically guide Datalink into the future. We see this step as a true win-win for our customers, shareholders and employees.”

Board director Jim Ousley said, “We believe this re-alignment allows us to best utilize and leverage the strengths and talents of Greg and Charlie in helping guide the company to its next stage of growth and profitability. The board also wants to thank Bob for his service as chairman for seven years and welcome Greg in his new capacity.”

Datalink’s third-quarter 2005 revenues grew 22 percent from the prior-year period. The company posted net earnings of $295,000 compared to a net loss of $717,000 in the 2004 third quarter.

Datalink Corporation is an information storage architect.  The company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information.  Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated 2005 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Our revenues for any particular year are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.  We also cannot assure that the strategic realignment of our senior executive team will beneficially impact our operating results or stock price.

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Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Dan Kinsella
Investor Relations Coordinator	Vice President Finance and Chief Financial Officer
Phone: 952-279-4794	Phone: 952-944-3462
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com